CONSENT OF INDEPENDENT ACCOUNTANTS

                               -------------

     We consent to the incorporation by reference in the registration statements of Alliance Entertainment Corp. and subsidiaries on Form S-3 (No. 33-97280) and Form S-8 (No. 33-80134) of our reports dated February 28, 1997, except for the information in Note 4, as to which the date is March 31, 1997, on our audits of the consolidated financial statements and financial statement schedules of Alliance Entertainment Corp. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which reports are included in this Annual Report on form 10-K.



Coopers & Lybrand L.L.P.

Miami, Florida
March 31, 1997